Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Fourth Quarter and Full Year 2009 Financial Results

•	Achieved Record Annual Net Product Sales of $115 Million in 2009

•	Increases Product Sales and Net Income Guidance for 2010

PALO ALTO, Calif., March 3, 2010 / PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Total revenues for the quarter ended December 31, 2009 were $38.3 million, compared to $19.6 million for the quarter ended December 31, 2008. Total revenues for the year ended December 31, 2009 were $128.4 million, compared to $67.5 million for the year ended December 31, 2008. Contract revenues for 2009 of $11.1 million included the recognition of a $10.0 million milestone payment from UCB Pharma Limited received in 2008.

XYREM® (sodium oxybate) oral solution net sales increased 100% to $31.6 million for the quarter ended December 31, 2009, compared to net sales of $15.8 million for the quarter ended December 31, 2008. XYREM net sales for the year ended December 31, 2009 increased 80% to $96.8 million, compared with $53.8 million for the year ended December 31, 2008. Net sales of once-daily LUVOX CR® (fluvoxamine maleate) Extended-Release Capsules, launched in April 2008, increased 86% to $5.7 million for the quarter ended December 31, 2009, compared to $3.1 million for the quarter ended December 31, 2008. LUVOX CR net sales for the year ended December 31, 2009 increased 220% to $18.3 million, compared with $5.7 million for the year ended December 31, 2008.

“2009 was a tremendous year for Jazz Pharmaceuticals in continuing our mission to help improve patients’ lives. Our sales team delivered outstanding performance in 2009, educating physicians on the appropriate use of our products, which resulted in records for prescriptions of both XYREM and LUVOX CR,” said Bob Myers, President of Jazz Pharmaceuticals.

Research and development expenses for the quarter ended December 31, 2009 were $6.3 million, compared to $14.7 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, research and development expenses were $36.6 million, compared to $70.0 million for the year ended December 31, 2008. Research and development expenses in both 2009 and 2008 primarily reflect the expenses relating to Phase III clinical activities for the company’s JZP-6 product candidate, sodium oxybate for the treatment of fibromyalgia. In 2009, the company completed the second of two Phase III clinical studies and submitted a New Drug Application (NDA) for JZP-6 to the U.S. Food and Drug Administration (FDA) in December. The NDA for JZP-6 was filed by the FDA in February 2010 and the target date for the FDA to complete its review under the Prescription Drug User Fee Act (PDUFA) is October 11, 2010.

Selling, general and administrative expenses for the quarter ended December 31, 2009 were $15.7 million, compared to $20.2 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, selling, general and administrative expenses were $58.7 million, compared to $111.4 million for the year ended December 31, 2008. The decrease in 2009 relative to 2008 was primarily due to reduced numbers of employees and lower marketing and promotional expenses for LUVOX CR, which was launched in 2008.

Jazz Pharmaceuticals’ net income for the quarter ended December 31, 2009 was $5.7 million, or $0.17 per diluted share, compared to a net loss of $56.9 million, or $2.04 per share, for the quarter ended December 31, 2008. For the year ended December 31, 2009, the net loss was $6.8 million, or $0.23 per share, compared to a net loss of $184.3 million, or $7.19 per share, for the year ended December 31, 2008. Contributing to the net loss in 2008 was a fourth quarter non-cash impairment charge of $29.8 million relating to the company’s LUVOX CR intangible asset.

Jazz Pharmaceuticals’ adjusted net income for the quarter ended December 31, 2009 was $10.8 million, or $0.33 per diluted share. Adjusted net loss for the year ended December 31, 2009 was $1.5 million, or

$0.05 per share. Adjusted net income/(loss) and adjusted net income/(loss) per diluted share are non-GAAP financial measures that exclude from GAAP net income/(loss) and GAAP net income/(loss) per diluted share revenue related to upfront and milestone payments and gains on sales of product rights, and certain expenses comprised of amortization and impairment of intangible assets, stock-based compensation and interest expense associated with a debt discount and debt issuance costs. A reconciliation of adjusted net income/(loss) and adjusted net income/(loss) per diluted share to GAAP net income/(loss) and GAAP net income/(loss) per diluted share, respectively is available in a table included at the end of this press release.

Jazz Pharmaceuticals’ cash, cash equivalents and marketable securities as of December 31, 2009 totaled $15.6 million, excluding restricted cash of $3.0 million.

Jazz Pharmaceuticals is increasing its full year 2010 guidance for product sales and net income per share, reflecting continued growth in XYREM and LUVOX CR net sales. Jazz Pharmaceuticals is also reiterating the 2010 guidance on expenses issued in January 2010.

2010 Guidance
• Total product sales	$148 – $158 million
• Xyrem	$124 – $130 million
• Luvox CR	$24 – $28 million
• Gross margin	greater than 90%
• SG&A expenses	$65 – $75 million
• R&D expenses	$25 – $35 million
• GAAP net income per diluted share	$0.27 – $0.41
• Adjusted net income per diluted share	$0.80 – $0.95[1]

[1]	A reconciliation to GAAP net income per diluted share is available in a table at the end of this press release

“2009 was a pivotal year for our business,” said Bruce Cozadd, Chairman and Chief Executive Officer of Jazz Pharmaceuticals. “We achieved profitability in the fourth quarter of 2009 and we expect continued profitability in 2010 driven by sales growth and prudent expense management. We plan to use cash flows from operations in 2010 to amortize a portion of our outstanding senior debt.”

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to give a company update, as well as to discuss financial results and guidance, today (March 3, 2010) commencing at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast may be accessed from the Investors section of the Jazz Pharmaceuticals website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing 1-800-591-6923 in the U.S., or 1-617-614-4907 outside the U.S., and entering passcode 79845734.

An archived version of the webcast will be available through March 17, 2010 on the investors section of the Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ financial performance and growth potential, including 2010 financial guidance and the sufficiency and use of Jazz Pharmaceuticals’ cash resources, statements related to Jazz Pharmaceuticals’ JZP-6 product candidate, including statements related to future regulatory matters and its potential commercialization, and statements related to the future development of new dosage forms of sodium oxybate. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Jazz Pharmaceuticals’ ability to increase sales of its XYREM and LUVOX CR products; Jazz Pharmaceuticals’ dependence on single source suppliers and manufacturers; the uncertain and time-consuming regulatory approval process for JZP-6; Jazz Pharmaceuticals’ ability to successfully market JZP-6 in the U.S. if approved by the FDA for the treatment of fibromyalgia; Jazz Pharmaceuticals’ cash flow estimates, the sufficiency of its cash resources and the potential need to raise additional funds; competition, including from potential generic competitors; Jazz Pharmaceuticals’ future financial performance and financial position; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports, including in its Registration Statement on Form S-1 (File No. 333-163999) filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on December 23, 2009. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales, net	$37,319	$18,880	$115,108	$64,637
Royalties, net	681	431	2,203	1,739
Contract revenues	284	284	11,138	1,138

Total revenues	38,284	19,595	128,449	67,514
Operating expenses:
Cost of product sales	2,782	3,305	9,638	13,924
Research and development	6,317	14,689	36,561	69,963
Selling, general and administrative	15,718	20,183	58,652	111,401
Intangible asset amortization	2,057	3,374	7,668	12,828
Intangible asset impairment	—	29,763	—	29,763

Total operating expenses	26,874	71,314	112,519	237,879

Income (loss) from operations	11,410	(51,719)	15,930	(170,365)
Interest income	5	134	34	1,834
Interest expense	(5,762)	(5,365)	(22,796)	(19,742)
Other income (expense), net	—	10	(4)	16
Gain on sale of product rights	—	—	—	3,918

Net income (loss)	$5,653	$(56,940)	$(6,836)	$(184,339)

Net income (loss) per share:
Basic	$0.18	$(2.04)	$(0.23)	$(7.19)

Diluted	$0.17	$(2.04)	$(0.23)	$(7.19)

Weighted-average common shares used in computing net income (loss) per share:
Basic	31,155	27,948	30,018	25,646

Diluted	33,305	27,948	30,018	25,646

JAZZ PHARMACEUTICALS, INC. SUMMARY OF PRODUCT SALES, NET (In thousands) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Xyrem	$31,644	$15,823	$96,763	$53,803
Luvox CR	5,675	3,057	18,345	5,728
Antizol and Antizol-Vet (1)	—	—	—	5,106

Total	$37,319	$18,880	$115,108	$64,637

(1)	The Company sold its rights to and interests in Antizol and Antizol-Vet in August 2008.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$15,595	$24,903
Restricted cash	2,988	1,913
Marketable securities	—	1,004
Accounts receivable	12,313	6,643
Inventories	3,426	4,294
Prepaid expenses	1,653	2,366
Other current assets	979	2,876

Total current assets	36,954	43,999
Property and equipment, net	1,124	2,514
Intangible assets, net	29,858	32,526
Goodwill	38,213	38,213
Other long-term assets	1,247	246

Total assets	$107,396	$117,498

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$9,399	$3,875
Accounts payable	2,158	5,736
Accrued liabilities	14,296	16,491
Senior secured notes	23,759	118,534
Purchased product rights liability	4,000	14,000
Liability under government settlement	2,954	2,533
Deferred revenue	2,675	12,322

Total current liabilities	59,241	173,491
Deferred rent	29	—
Purchased product rights liability, noncurrent	9,000	—
Deferred revenue, noncurrent	10,191	11,330
Liability under government settlement, noncurrent	10,658	13,063
Senior secured notes	91,107	—
Common stock subject to repurchase	—	12,492
Total stockholders’ deficit	(72,830)	(92,878)

Total liabilities and stockholders’ deficit	$107,396	$117,498

JAZZ PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP net income (loss)	$5,653	$(56,940)	$(6,836)	$(184,339)
Add:
Intangible asset amortization	2,057	3,374	7,668	12,828
Intangible asset impairment	—	29,763	—	29,763
Stock-based compensation expense	2,448	2,316	5,957	8,106
Non-cash interest expense	956	625	2,810	2,060
Deduct:
Contract revenues	(284)	(284)	(11,138)	(1,138)
Gain on sale of product rights	—	—	—	(3,918)

Adjusted net income (loss)	$10,830	$(21,146)	$(1,539)	$(136,638)

GAAP net income (loss) per diluted share	$0.17	$(2.04)	$(0.23)	$(7.19)

Adjusted net income (loss) per diluted share	$0.33	$(0.76)	$(0.05)	$(5.33)

Shares used in computing GAAP and adjusted net income (loss) per diluted share amounts	33,305	27,948	30,018	25,646

JAZZ PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP 2010 FINANCIAL GUIDANCE

(In millions, except per share amounts)

GAAP net income	$9-14
Add:
Intangible asset amortization	8
Stock-based compensation expense	7
Non-cash interest expense	4
Deduct:
Contract revenues	(1)

Adjusted net income	$27-32

GAAP net income per diluted share	$0.27-0.41
Adjusted net income per diluted share	$0.80-0.95

Shares used in computing GAAP and adjusted net income per diluted share amounts	34

Non-GAAP Financial Measures

To supplement our financial results and financial guidance presented on a GAAP basis, we use the non-GAAP measures adjusted net income/(loss) and adjusted net income/(loss) per diluted share as shown in the tables above. These measures exclude (1) revenue related to upfront and milestone payments and gains on sales of products, and (2) certain expenses comprised of amortization and impairment of intangible assets, stock-based compensation and interest expense associated with a debt discount and debt issuance costs. We believe these non-GAAP financial measures are helpful in understanding our past financial performance and our future results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. In addition, we believe that the use of these non-GAAP measures enhances the ability of investors to compare our results both from period to period and with those of other companies. Investors should note that adjusted net income/(loss) and adjusted net income/(loss) per diluted share, as used by Jazz Pharmaceuticals, may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by our competitors and other companies.

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Contacts:

Jazz Pharmaceuticals, Inc.

Shawn Mindus, Senior Director, Financial Planning, Analysis, and Strategy

investorinfo@jazzpharmaceuticals.com